Exhibit 1

Update on Ongoing Investigation into Misconduct Allegations

As previously announced, we are investigating, through external legal advisers, allegations of misconduct. We have been co-operating with the Serious Fraud Office (“SFO”) and British American Tobacco (“BAT”) has been informed that the SFO has now opened a formal investigation. BAT intends to co-operate with that investigation.

1 August 2017

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